Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fourth Quarter Fiscal Year Ended March 31, 2016

CSWC Grows Portfolio to $178 million in Invested Assets

Dallas, Texas – June 7, 2016 – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC) today announced its financial results for the fourth fiscal quarter ended March 31, 2016.

Financial Highlights

•     Total Investment Portfolio: $178.4 million

◦   Total Credit Portfolio: $92.8 million

◦   Total Equity Portfolio: $49.3 million

◦   Total Investment in I-45 Senior Loan Fund (“I-45 SLF”): $36.3 million

✓	I-45 SLF portfolio grew to $100 million invested in 24 credits, predominantly 1st Lien

✓	Invested $17 million in 5 credits within I-45 during Fourth Quarter Fiscal Year 2016

•     Fourth Quarter Fiscal Year 2016 Pre-Tax Net Investment Income of $0.7 million, or $0.04 per weighted average diluted share

•     Fourth Quarter Fiscal Year 2016 Dividend of $0.04 per share

•     Total Cash: $96.0 million

•     Total Net Assets: $272.6 million

•     Net Asset Value per Share: $17.34

•     Weighted Average Yield on Debt Investments: 10.7%

•     No investment assets currently on non-accrual

•     Subsequent to quarter end the loan to Freedom Truck Finance prepaid; proceeds to Capital Southwest totaling $6.0 MM realizing an IRR of 14.3%

•     Subsequent to quarter end, increased Deutsche Bank led I-45 Senior Loan Fund Credit facility from $75 million to $100 million

•     On June 7, 2016, the Company's Board of Directors declared a First Quarter Fiscal Year 2017 Dividend of $0.06 per share

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, "During the fourth quarter, we continued to build out a diverse credit investment portfolio across the middle market.  We originated transactions in the syndicated and club markets within the upper middle market as well as the directly originated lower middle market.  We continue to grow our net investment income both by thoughtfully deploying capital and by effectively managing operating expenses.”

Portfolio and Investment Activities

During the quarter ended March 31, 2016, the Company originated six investments totaling $34.6 million.  Subsequent to quarter end, the company received $6 million in proceeds related to the repayment of the senior loan to Freedom Truck Finance, generating an IRR of 14.3%. New investment transactions which occurred during the quarter ended March 31, 2016 are summarized as follows:

Chandler Signs, L.P., $6.0 million Senior Secured Subordinated Debt and Equity: Chandler Signs is a national, vertically integrated provider of exterior on-premise signs for multi-site companies in a wide variety of end markets.

TaxAct, Inc., $5.0 million 1st Lien Senior Secured Debt: TaxAct, Inc. is a US provider of internet-enabled tax solutions for consumers, tax professionals, and small business owners.

Digital River Inc., $4.6 million 1st Lien Senior Secured Debt: Digital River is a leading provider of mission-critical, end-to-end outsourced e-commerce solutions to tier 1 and tier 2 enterprises across many industry verticals.

Hygea Holdings Corp., $8.0 million 1st Lien Senior Secured Debt and Equity Warrants:  Hygea is a diversified healthcare company that owns physician practices, ancillary services companies, independent physician associations, and other medical service entities.

Vivid Seats LLC, $7.0 million 1st Lien Senior Secured Debt:  Vivid Seats is an independent full-service provider of an online secondary ticket marketplace for a broad range of sporting, music and other events.

Imagine! Print Solutions, Inc., $4.0 million 1st Lien Senior Secured Debt:  Imagine! is the leading provider of in-store marketing solutions in North America.

Fourth Fiscal Quarter 2016 Operating Results

For the quarter ended March 31, 2016, Capital Southwest reported total investment income of $3.8 million, compared to $3.3 million in the prior quarter.  The increase in investment income was attributable to an increase in debt investments outstanding.

For the quarter ended March 31, 2016, total expenses (excluding tax expense) were $3.1 million, compared to $3.9 million in the prior quarter.  The decrease in expenses was primarily due to one-time expenses related to the spin-off of CSW Industrials, Inc. (Nasdaq: CSWI) in the prior quarter.

For the quarter ended March 31, 2016, there was a tax benefit of $0.8 million recorded compared to a benefit of $0.6 million in the prior quarter.  The tax benefit recorded this quarter was due to a change in the valuation allowance related to our deferred tax asset at Capital Southwest Management Company, a wholly-owned management company subsidiary.

For the quarter ended March 31, 2016, total pre-tax net investment income was $0.7 million compared to a loss of ($0.6) million in the prior quarter.

During the quarter ended March 31, 2016, Capital Southwest recorded net realized and unrealized gains on investments of $1.0 million.  The net increase in net assets resulting from operations was $2.5 million, compared to a decrease of ($1.1) million in the prior quarter.

The company’s net asset value, or NAV, at March 31, 2016 was $17.34 per share, as compared to $17.22 at December 31, 2015.  The increase in NAV was primarily due to appreciation of $1.0 million in the investment portfolio and an increase in the deferred tax asset of $0.8 million.

Liquidity and Capital Resources

At March 31, 2016, Capital Southwest had unrestricted cash and money market balances of approximately $96.0 million, total assets of approximately $284.5 million, and net assets of approximately $272.6 million.  As of March 31, 2016, Capital Southwest had no borrowings outstanding on its balance sheet.  Subsequent to quarter end, Capital Southwest increased its off balance sheet I-45 Senior Loan Fund Credit Facility from $75 million to $100 million.

Remarking on the Company's liquidity position, Michael S. Sarner, Chief Financial Officer of the Company, stated, "We are pleased with the interest we have drawn from financial institutions interested in joining the I-45 credit facility.  As we continue to originate assets and fund our equity commitment to I-45, we will look to grow the facility toward our goal of maintaining two times leverage. From an on balance sheet perspective, we are currently in negotiations toward originating a revolving credit facility and hope to have financing in place sometime this summer”.

First Quarter Fiscal Year 2017 Dividend of $0.06 Per Share Declared

On June 7, 2016, the Company's Board of Directors declared a regular quarterly dividend of $0.06 per share for the first quarter of Fiscal Year 2017 payable on July 1, 2016 to stockholders of record as of June 20, 2016.

When declaring dividends the Board of Directors reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted in to the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Share Repurchase Program

On January 25th, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10 million of its common stock at prices below the Company's net asset value per share as reported in its most recent financial statements.  The Board authorized the plan because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.  As of March 31, 2016, no shares have been purchased under the plan.

Fourth Fiscal Quarter 2016 Financial Results Conference Call and Webcast

Capital Southwest has scheduled a conference call on Wednesday, June 8, 2016, at 11:00 a.m. Eastern Time to discuss the fourth fiscal quarter 2016 financial results.  You may access the call by dialing (855)-835-4076 and using the passcode 20891958 at least 10 minutes before the call.  The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m/p/jum6awy6.

A telephonic replay will be available through June 15, 2016 by dialing (855)-859-2056 and using the passcode 20891958.  An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-K for the period ended March 31, 2016 to be filed with the Securities and Exchange Commission and Capital Southwest’s Fourth Fiscal Quarter 2016 Investor Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based publicly traded business development company, with approximately $273 million in net assets as of March 31, 2016. On September 30, 2015, Capital Southwest completed the spin-off to shareholders of its industrial businesses, CSW Industrials, Inc.  Capital Southwest is a middle market lender focused on supporting the acquisition and growth of middle market businesses with investments from $5 to $20 million across the capital structure, including first lien, unitranche, second lien and subordinated debt, as well as non-control equity co-investments. Since Capital Southwest's formation in 1961, it has always sought to invest in companies with strong management teams and sound financial performance. As a public company with a permanent capital base, Capital Southwest is fortunate to have the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions, and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2016 and subsequent fillings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer

214-884-3829